EXHIBIT 14


                             SCHOOL4CHAUFFEURS, INC.

                                 CODE OF ETHICS


1. Introduction.

                  We are committed to maintaining the highest standards of ethical conduct. This Code of Ethics reflects the business practices and principles of behavior that support this commitment. Our Board of Directors is responsible for setting the standards of conduct contained in this Code and for updating these standards as appropriate to reflect legal and regulatory developments. We expect every employee, officer and director to read and understand this Code and its application to the performance of his or her business responsibilities. We will hold each of the employees, officers and directors of Discovery Investments, Inc., accountable for adherence to this Code. Those who violate this Code will be subject to disciplinary action, up to and including termination.

2.       Compliance Officer.

                  The Company had designated the Company's President as our Compliance Officer to administer this Code. Employees, officers or directors, at their discretion, may make any report or complaint provided for in this Code to the Compliance Officer. The Compliance Officer will refer complaints submitted, as appropriate, to the Board of Directors or as appropriate, legal counsel for the Company. If, for any reason, it would be unproductive to submit complaints to the Compliance Officer, then the employee, officer or director should submit complaints to the Company's legal counsel or directly to the Board of Directors.

3. Compliance With Applicable Laws.

                  All employees, officers and directors of the Company must comply with all of the laws, rules and regulations of the United States and other countries, as well as the states, counties, cities and other jurisdiction laws, applicable to the Company or its business.

                  This Code does not summarize all laws, rules and regulations applicable to the Company or its business. Please consult with the Compliance Officer if you have questions about laws that you think may be applicable to the Company or its business.


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4. Conflicts Of Interest.

                  A "conflict of interest" may exist whenever the private interests of an employee, officer of director conflict in any way (or even appears to conflict) with the interests of the Company. While our employees, officers and directors should be free to make personal investments and enjoy social relations and normal business courtesies, they must not have any personal interests that adversely influence the performance of the job responsibilities. A conflict situation can arise when an employee, officer or director takes action or has interests that may make it difficult to perform his or her Company work objectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Gifts to, loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits personal loans from the Company to directors and executive officers. In addition, in general, it is a conflict to interest for a Company employee or officer to work simultaneously for a competitor, customer or supplier absent an express written consent to waiver from the Company.

                  Although it is not always possible to avoid conflicts of interest, it is the Company's policy to prohibit such conflicts when possible. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Compliance Officer. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of the Compliance Officer. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of the Compliance Officer or the Company's legal counsel.

5.       Corporate Opportunity.

                  Except as may be approved by the Board of Directors, employees, officers and directors are prohibited from (a) taking for themselves personally any opportunities that belong to the Company or are discovered though the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.


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6.       Confidentiality.

                  All employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Company or required by laws, regulations or legal proceedings. The term "confidential information" includes, but is not limited to, non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed. Whenever feasible, employees, officers and directors should consult the Compliance Officer if they believe they have a legal obligation to disclose confidential information.

7. Fair Dealing.

                  Each employee, officer and director should endeavor to deal fairly with the Company's customers, suppliers, competitors, officers and employees. None should take unfair advantage of anyone though manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Stealing proprietary information, misusing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

8. Protection And Proper Use Company Assets.

                  All employees, officers and directors should protect the Company's assets and insure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. All company assets should be used for legitimate business purposes.

9.       Accounting Complaints.

                  The Audit Committee of the Board of Directors is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Employees, officers or directors who have concerns or complaints submitted to the Audit Committee which, subject to its duties arising under applicable law, regulations and legal proceedings, the Audit Committee will treat such submissions confidentially. Such concerns or complaints may be made anonymously.


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10. Reporting Any Illegal Or Unethical Behavior.

                  Employees are encouraged to promptly contact the Compliance Officer if the Employee believes that the Employee has observed illegal or unethical behavior by any officer, director or employee or by anyone purporting to be acting on the Company's behalf and, the Employee has any doubt about the best course of action in a particular situation. Such reports may be made anonymously. Confidentiality will be protected, subject to applicable laws, regulations or legal proceedings.

11.      Enforcement.

                  Any violators of this Code will be subject to disciplinary action. The disciplinary action will be determined by the Board of Directors. The Company intends such disciplinary action to reflect our belief that all employees, officers and directors should be held accountable to the standards of conduct set forth herein. Such disciplinary action may include, without limitation, censure by the Board, demotion, re-assignment, suspension or termination, depending on the nature and severity of the violation.

12.      No Retaliation.

                  The Company will not permit retaliation of any kind against anyone who makes a report or compliant in good faith that a violation of this Code or other illegal or unethical conduct has occurred.

13. Public Company Reports.

                  As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission be full, fair, accurate, timely and understandable. Depending on their respective position with the Company, employees, officers or directors may be called upon to provide information necessary to assure that the Company's public reports meet these requirements. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to Company's public disclosure requirements.


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14. Reporting By Supervisors.

                  When any person receives a report of a violation or questionable behavior pursuant to this Code, that person shall be responsible for bringing such report to the attention of his or her supervisor, the Compliance Officer, legal counsel or to the Audit Committee, as appropriate, in accordance with the reporting procedures contained in this Code. Persons receiving such reports must endeavor to honor any confidentiality or anonymity requests made by the reporting person, subject to applicable laws, regulations or legal proceedings.

15. Amendment, Modification And Waiver.

                  This Code may be amended, modified or waived by the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.






















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